Exhbit 23(a)

Consent of Independent Registered Public Accounting Firm

To the Board of Directors
General Electric Capital Corporation

We consent to the incorporation by reference in the Registration Statement on Form S-3 of General Electric Capital Corporation dated January 23, 2009 (the “Registration Statement”) of our report dated February 20, 2008, and October 1, 2008, relating to the statement of financial position of General Electric Capital Corporation and consolidated affiliates as of December 31, 2007 and 2006, and the related statements of earnings, changes in shareowner’s equity and cash flows for each of the years in the three-year period ended December 31, 2007 and the related schedule, and the effectiveness of internal control over financial reporting as of December 31, 2007 which report appears in the December 31, 2007 annual report on Form 10-K and Form 8-K of General Electric Capital Corporation.

The aforementioned consolidated financial statements and schedule were conformed to reflect segment organizational changes and are included as an exhibit to the Corporation’s report on Form 8-K dated October 8, 2008.

Our report, which is incorporated by reference in the Registration Statement, which is dated February 20, 2008, except as to notes 1 through 11, note 13, and notes 15 through 23, which are as of October 1, 2008, contains an explanatory paragraph stating that, as discussed in Note 1 to the consolidated financial statements, the Corporation in 2007, changed its method of accounting for a change or projected change in the timing of cash flows relating to income taxes generated by leveraged lease transactions. In 2006, the Corporation changed its method of accounting for pension and other post retirement benefits.

We also consent to the reference to our firm under the heading “Experts” in the Registration Statement.

/s/ KPMG LLP
Stamford, Connecticut
January 23, 2009